Exhibit 99.1

NEWS RELEASE

Contact:	Mike Geller	Trevor Gibbons	Stacy Feit
	Edelman	Edelman	Financial Relations Board
	(212) 729-2163	(212) 704-8166	(213) 486-6549

ASHFORD PRIME BELIEVES SESSA CAPITAL’S DISRUPTIVE CAMPAIGN
HAS NEGATIVE IMPACT ON STOCKHOLDER RETURNS

Ashford Prime’s Stock Outperformed Peers in 2015

Company’s Stock Has Materially Underperformed Peers Since Sessa Announced Its
Board Slate

DALLAS, April 11, 2016 -- Ashford Hospitality Prime, Inc., (NYSE: AHP) (“Ashford Prime” or the “Company”) today issued the following statement regarding Sessa Capital’s (“Sessa”) disruptive actions.

Ashford Prime believes that Sessa’s litigious and reckless strategy is destroying stockholder value by forcing the Company and management to expend significant time and resources. The Company believes the market’s negative reaction following the announcement of Sessa’s campaign shows that Sessa’s actions are clearly not considered by the market to be in the best interests of Ashford Prime or its stockholders.
Prior to the launch of Sessa’s “activist” campaign on January 15, 2016, the Company:
•
Independently launched a strategic review process in August 2015, before Sessa’s initial 13D filing, to explore options to enhance long-term stockholder value with the assistance of both financial and legal advisors;

•	Ranked first in stockholder returns versus its direct peers during 2015; and

•
Ranked first in stockholder returns versus its direct peers during the timeframe between the Company’s announcement of its strategic alternatives review and the date Sessa announced its slate of board nominees in January 2016.

Since January 15, 2016, the date Sessa announced its slate of board nominees, to the present:
•	The Company has ranked last in stockholder returns versus its direct peers;

•	The Company’s stock price dropped 18% the week of the announcement of Sessa’s proxy contest;

•	The Company believes Sessa’s reckless campaign disrupted, lengthened and introduced substantial uncertainty around the Company’s now completed review of strategic alternatives; and

•	If Sessa’s slate is elected as a result of this proxy fight then they introduce the material risk of triggering a substantial termination fee payable to Ashford Inc.

The Company believes the market’s negative reaction since the public announcement of Sessa’s campaign demonstrates that Sessa’s misguided actions are not supportive of the Company’s strategy to enhance value and are clearly not in the best interests of Ashford Prime or its stockholders.

The Board has taken significant steps to drive stockholder value. As a result of the Company’s  recently concluded strategic review process, the Company will increase its dividend, liquidate its hedge fund investment, and utilize cash to fund a $50 million share buyback program. Following the announcement of the Company’s conclusion of its strategic review process, the Company’s stock responded favorably. In addition to these immediate structural changes and longer-term initiatives designed to enhance value for its stockholders, the Company and the Board continue to focus on creating long-term value for stockholders going forward.

Ashford Prime has retained Cadwalader Wickersham & Taft LLP as legal counsel. Moelis & Company LLC is acting as financial advisor to Ashford Prime in connection with Sessa’s proxy contest.

Ashford Prime is a real estate investment trust (REIT) focused on investing in luxury hotels located in resort and gateway markets.
Forward-Looking Statements
Certain statements and assumptions in this press release contain or are based upon “forward-looking” information and are being made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995.  These forward-looking statements are subject to risks and uncertainties.  When we use the words “will likely result,” “may,” “anticipate,” “estimate,” “should,” “expect,” “believe,” “intend,” or similar expressions, we intend to identify forward-looking statements.  Such statements are subject to numerous assumptions and uncertainties, many of which are outside Ashford Prime's control.
These forward-looking statements are subject to known and unknown risks and uncertainties, which could cause actual results to differ materially from those anticipated, including, without limitation: general volatility of the capital markets and the market price of our common stock; changes in our business or investment strategy; availability, terms and deployment of capital; availability of qualified personnel; changes in our industry and the market in which we operate, interest rates or the general economy; and the degree and nature of our competition.  These and other risk factors are more fully discussed in Ashford Prime's filings with the Securities and Exchange Commission (the “SEC”).
The forward-looking statements included in this press release are only made as of the date of this press release.  Investors should not place undue reliance on these forward-looking statements.  We are not obligated to publicly update or revise any forward-looking statements, whether as a result of new information, future events or circumstances, changes in expectations or otherwise.
Important Information
Ashford Hospitality Prime, Inc. (“Ashford Prime”) plans to file with the SEC and furnish to its stockholders a Proxy Statement in connection with its 2016 Annual Meeting, and advises its stockholders to read the Proxy Statement relating to the 2016 Annual Meeting when it becomes available, because it will contain important information. Stockholders may obtain a free copy of the Proxy Statement and other documents (when available) that Ashford Prime files with the SEC at the SEC’s website at www.sec.gov. The Proxy Statement and these other documents may also be obtained for free from Ashford Prime by directing a request to Ashford Hospitality Prime, Inc., Attn: Investor Relations, 14185 Dallas Parkway, Suite 1100, Dallas, Texas 75254 or by calling (972) 490-9600.

Certain Information Concerning Participants
Ashford Prime, its directors and named executive officers may be deemed to be participants in the solicitation of Ashford Prime’s stockholders in connection with its 2016 Annual Meeting. Stockholders may obtain information regarding the names, affiliations and interests of such individuals in Ashford Prime’s proxy statement dated April 17, 2015, which is filed with the SEC. To the extent holdings of Ashford Prime’s securities have changed since the amounts printed in the proxy statement, dated April 17, 2015, such changes have been reflected on Statements of Change in Ownership on Form 4 filed with the SEC.

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